UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

March 30, 2012

Date of Report (Date of earliest event reported)

RDA HOLDING CO.

(Exact name of registrant as specified in its charter)

Delaware	333-170143-07	37-1537045
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

750 Third Avenue New York, New York	10017
(Address of principal executive offices)	(Zip Code)

(646) 293-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information set forth under Item 2.03 of this Form 8-K is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 30, 2012, The Reader’s Digest Association, Inc. (“RDA”) and RDA Holding Co. (“Holdings,” and together with RDA, the “Company”) entered into a credit and guarantee agreement (the “Credit Agreement”) with Wells Fargo Bank, National Association, as administrative agent; the Guarantors (defined therein), Wells Fargo Principal Lending, LLC as issuing lender, and the lenders thereunder, providing the Company with a $50.0 million secured term loan (the “Term Loan Facility) and an $11.0 million letter of credit facility (the “Letter of Credit Facility” and together with the Term Loan Facility, the “Secured Credit Facility”).  The Secured Credit Facility matures on March 30, 2015.  The term loans under the Term Loan Facility bear interest at a variable rate per annum based upon the Company’s election of a prime rate or LIBOR (subject to a floor of 4.00% and 3.00%, respectively) plus 4.00% in the case of prime rate borrowings and 5.00% in the case of LIBOR borrowings.  The drawn letters of credit under the Letter of Credit Facility bear an interest rate of 6.00% per annum and the Letter of Credit Facility includes a utilization fee of 1.00% per annum, which will accrue on the total undrawn amount of the Letter of Credit Facility.

The Secured Credit Facility is fully and unconditionally guaranteed on a first priority secured basis, jointly and severally by ourselves and by substantially all of our existing and future wholly-owned direct and indirect domestic subsidiaries.  The obligations and guaranty under the Secured Credit Facility are secured by a first priority security interest in the same collateral that secures the Company’s Floating Rate Senior Secured Notes due 2017 (the “Senior Secured Notes”).  The Secured Credit Facility and the Senior Secured Notes are secured by the same collateral and rank pari passu with each other under the documentation governing such collateral; however, the Secured Credit Facility constitutes “Priority Payment Lien Obligations” under such documentation and enjoys priority (“first out”) treatment with respect to post-default dispositions and realizations of collateral thereunder.

The Secured Credit Facility contains mandatory prepayment provisions in the event of certain events, including certain asset sales.  Subject to an exception for prepayments made from the Company’s Excess Cash Flow (as defined in the Credit Agreement), the Company will be required to pay a prepayment premium of 1.00% of the principal amount prepaid for any optional and mandatory prepayments prior to March 30, 2013.

The Secured Credit Facility contains covenants similar to those contained in the indenture governing the Senior Secured Notes (the “Indenture”); however, the covenants in the Secured Credit Facility are in certain cases more restrictive than those in the Indenture, and the Secured Credit Facility includes financial covenants that require the Company to meet a total leverage test, a first-out first lien leverage test and a cash interest coverage test, each on a quarterly basis.

The Secured Credit Facility contains certain events of default, including: nonpayment of principal, interest, fees or other amounts, violation of covenants, material inaccuracy of representations and warranties, cross-default to material indebtedness, certain events of bankruptcy and insolvency, material judgments, certain ERISA events, a change in control, actual or asserted invalidity of liens or guarantees or any collateral document, and failure to make obligations under the loan documents to be senior indebtedness (or any comparable term) or senior secured financing (or any comparable term) under any junior financing documentation, in each case subject to certain threshold amounts and grace periods.

The foregoing is a summary of the material terms and conditions of the Secured Credit Facility and not a complete description of the Secured Credit Facility.  Accordingly, the foregoing is qualified in its entirety by reference to the full text of the Credit Agreement attached to this Current Report as Exhibit 10.1, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1

Credit and Guarantee Agreement, dated March 30, 2012, by and among the Company, Wells Fargo Bank, National Association, as administrative agent, Wells Fargo Principal Lending, LLC as issuing lender, the Guarantors named therein, and the lenders thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RDA Holding Co.

/s/ Paul Tomkins
Name:	Paul Tomkins
Title:	Executive Vice President and Chief Financial Officer

Date: April 3, 2012

EXHIBIT INDEX

Exhibit No.	Description
10.1

Credit and Guarantee Agreement, dated March 30, 2012, by and among the Company, Wells Fargo Bank, National Association, as administrative agent, Wells Fargo Principal Lending, LLC as issuing lender, the Guarantors named therein, and the lenders thereunder.